EXHIBIT 2




                          STOCK PURCHASE AGREEMENT

                                DATED AS OF

                              OCTOBER 11, 2000

                                BY AND AMONG

                                LXH, L.L.C.,

                              LXH II, L.L.C.,

                   CIBA SPECIALTY CHEMICALS HOLDING INC.,

                       CIBA SPECIALTY CHEMICALS INC.

                                    and

                    CIBA SPECIALTY CHEMICALS CORPORATION

                          STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 11, 2000, by and between LXH, L.L.C., a Delaware limited liability company ("LXH"), LXH II, L.L.C., a Delaware limited liability company (together with LXH, the "Purchasers"), Ciba Specialty Chemicals Holding Inc., a corporation organized under the laws of Switzerland ("Ciba"), Ciba Specialty Chemicals Inc., a corporation organized under the laws of Switzerland and wholly-owned subsidiary of Ciba ("Ciba SCI") and Ciba Specialty Chemicals Corporation, a corporation organized under the laws of Delaware and wholly-owned subsidiary of Ciba (together with Ciba SCI, the "Sellers").

                           W I T N E S S E T H :

          WHEREAS, the Sellers beneficially own an aggregate of 18,021,748 shares of common stock, par value $0.01 per share (the "Common Stock"), of Hexcel Corporation (the "Company");

          WHEREAS, the Company and Ciba are parties to a governance agreement, dated as of February 29, 1996, pursuant to which, among other things, Ciba may sell all or a portion of the shares of Common Stock beneficially owned by it with the approval and consent of certain directors of the Company;

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers wish to sell to the Purchasers and the Purchasers wish to purchase from the Sellers a number of shares of Common Stock beneficially owned by the Sellers determined in accordance with
Section 1.1 hereof (the "Shares");

          WHEREAS, the Independent Directors have approved and consented to the sale of the Shares by the Sellers to the Purchasers on the terms set forth herein; and

          WHEREAS, the Purchasers and the Sellers desire to provide for the purchase and sale of the Shares and to establish certain rights and obligations in connection therewith.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                 ARTICLE I

                        ISSUANCE AND SALE OF SHARES

          1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below) the Sellers shall sell to each Purchaser and such Purchaser shall purchase from the Sellers the number of Shares set forth opposite such Purchaser's name on
Schedule 1.1 for a price per Share equal to $11.00 or an aggregate purchase price of $159,775,000, (the "Purchase Price"). Each Purchaser shall pay such Purchaser's portion of the Purchase Price to the Sellers by delivering to the Sellers (x) cash and (y) a secured promissory note, in the form of Exhibit A hereto (the "Notes"), in each case in the aggregate amounts set forth opposite such Purchaser's name on Schedule 1.1; provided, however, that the Purchasers shall have the right to reallocate between the Purchasers the Shares to be purchased by each Purchaser by delivering written notice of such reallocation to Ciba and the Sellers not less than three days prior to the Closing, so long as such reallocation does not change the total number of Shares being acquired hereunder or the Purchase Price. At least three days prior to the Closing, the Sellers shall deliver to the Purchasers a schedule (which schedule shall be binding on the Purchasers) which shall set forth the number of Shares being sold by each Seller hereunder, the portion of the Purchase Price payable to each such Seller and the allocation of cash and the principal amount of Notes payable to each such Seller; provided, however, that such schedule shall not change the total number of Shares being acquired by each Purchaser, the portion of the Purchase Price being paid by each Purchaser or the total cash amount or aggregate principal amount of Notes being delivered hereunder. Notwithstanding anything to the contrary set forth above, the aggregate number of Shares purchased by the Purchasers hereunder shall be reduced to the extent required to prevent the Purchasers from Beneficially Owning in excess of 39.3% of the outstanding shares of Common Stock immediately following the Closing and, in such event, the Purchase Price (and the amount of cash and the aggregate principal amount of Notes issued by the Purchasers) shall be appropriately reduced based on the per Share price set forth above.

          1.2. The Closing; Deliveries. (a) The closing of the purchase and sale of the Shares hereunder (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 at 9:00 a.m. as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), but no earlier than twenty days after the date hereof and no later than the Termination Date (as defined below), or at such other place, time and/or date as shall be mutually agreed by Ciba, the Sellers and the Purchasers (the date of the Closing, the "Closing Date").

          (b) At the Closing, each Seller shall deliver to each Purchaser one or more certificates representing the Shares being sold by such Seller to such Purchaser duly endorsed for transfer in blank or accompanied by stock powers duly endorsed in blank, with any required stock transfer stamps attached, in an aggregate amount equal to the number of Shares being purchased by such Purchaser hereunder. Delivery of such certificates shall be made against receipt by such Seller of the portion of the Purchase Price payable therefor to such Seller. The cash portion of the Purchase Price shall be paid by wire transfer to an account or accounts designated by the Sellers at least three business days prior to the Closing Date.

          (c) The Sellers shall be responsible for and shall pay any sales, use, transfer, documentary or other similar taxes that relate to the purchase and sale of the Shares hereunder.

          1.3. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.1.


                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Ciba and each Seller hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing, as follows:

          2.1. Title to Shares. Such Seller has good and valid title to the Shares being sold by such Seller to each Purchaser hereunder, free and clear of all liens, charges, claims, security interests, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances") other than Encumbrances that will be released prior to or simultaneously with the Closing. Assuming each Purchaser has the requisite power and authority to be the lawful owner of such Shares, upon delivery to each Purchaser at the Closing of certificates representing such Shares, and upon such Seller's receipt of the Purchase Price for such Shares, each Purchaser will acquire all of such Seller's right, title and interest in and to the Shares being sold to each Purchaser and will receive good and valid title to such Shares, free and clear of any and all Encumbrances created by such Seller.

          2.2. Organization. Each of Ciba and such Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

          2.3. Due Authorization. Each of Ciba and such Seller has all right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Ciba and such Seller of this Agreement and each of the other Transaction Documents to which it is a party, the sale and delivery of the Shares being sold by such Seller to each Purchaser hereunder and the compliance by each of Ciba and such Seller with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action of such party. This Agreement has been, and each of the other Transaction Documents to which each of Ciba and such Seller is a party when executed and delivered by each of Ciba and such Seller will be, duly and validly executed and delivered by such party, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by each of Ciba and such Seller will constitute, a valid and binding agreement of such party enforceable against such party in accordance with its terms except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

          2.4. Consents, No Violations. Neither the execution, delivery or performance by either Ciba or such Seller of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of either Ciba or such Seller, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any material agreement or other instrument to which either Ciba or such Seller is a party or pursuant to which either Ciba or such Seller or any of its assets or properties is subject, or (c) except for any required filing under the HSR Act and those consents waived or obtained prior to or at the Closing, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of either Ciba or such Seller.

          2.5. Brokers or Finders. Except for Deutsche Bank, whose fees will be paid by Ciba and the Sellers, upon the consummation of the transactions contemplated by this Agreement, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Ciba or such Seller in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

          2.6. Disclosure. There is no fact or information relating to the Company or any of its subsidiaries, actually known to Ciba or such Seller, that would reasonably be expected to have a Material Adverse Effect and that has not been disclosed to the Purchasers by Ciba or such Seller.

          2.7. Qualified Purchaser Status. Such Seller is a "qualified purchaser" as defined in Section 2(51)(A)(iv) of the Investment Company Act.


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Each Purchaser hereby represents and warrants to Ciba and each Seller, severally and not jointly, as of the date hereof and as of the Closing, as follows:

          3.1. Organization. Such Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

          3.2. Due Authorization. Such Purchaser has all right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, the purchase of the Shares being purchased by such Purchaser and the compliance by such Purchaser with each of the provisions of this Agreement and each of the Transaction Documents to which it is a party (a) are within the power and authority of such Purchaser and (b) have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been, and each of the other Transaction Documents to which it is a party when executed and delivered by such Purchaser will be, duly and validly executed and delivered by such Purchaser, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by such Purchaser will constitute, a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its respective terms except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

          3.3. Consents, No Violations. Neither the execution, delivery or performance by such Purchaser of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Purchaser, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any provision of any material agreement or other instrument to which such Purchaser is a party or pursuant to which such Purchaser or its assets or properties is subject, or
(c) except for any required filing under the HSR Act, the German Act Against Restraints of Competition, and any other foreign governmental and regulatory filings, notices and approvals required to be made or obtained as contemplated by Section 5.1(d) hereof, and those consents waived or obtained, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of such Purchaser.

          3.4. No Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from such Purchaser in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

          3.5. Availability of Funds. Such Purchaser has, or will have prior to the Closing, available sufficient funds to pay such Purchaser's cash portion of the Purchase Price.

          3.6. Restricted Securities. Such Purchaser is purchasing the Shares being purchased by it for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws.


                                 ARTICLE IV

                           PRE-CLOSING COVENANTS

          4.1. Ownership of Shares. Ciba and the Sellers shall retain beneficial and record ownership of the Shares during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing. Other than in connection with the transactions contemplated by this Agreement, Ciba and the Sellers shall not, and shall not authorize any of their affiliates, officers or directors (other than such officers and directors acting in their capacities as officers or directors of the Company) or any other Person on its behalf to, directly or indirectly, (i) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any of the Shares or any economic interest therein or (ii) seek, solicit, propose, facilitate, participate in any discussions or negotiations regarding, or furnish any information with respect to any transaction or arrangement described in clause (i). Ciba and the Sellers will notify each Purchaser promptly (and provide all details reasonably requested by such Purchaser) if any of Ciba or the Sellers is approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

          4.2. HSR Act; German Filing; Cooperation. The Purchasers shall make or cause to be made all necessary filings under the HSR Act and the German Act Against Restraints of Competition and shall use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable in connection therewith to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The Purchasers, Ciba and the Sellers agree to use their reasonable best efforts to take, or cause to be taken, all such further actions as shall be necessary, proper or advisable to make effective and consummate as promptly as practicable the transactions contemplated by this Agreement.

          4.3. Consents; Approvals. Ciba and each of the Sellers shall use their reasonable best efforts to obtain, or to assist the Company in obtaining, all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") (including, without limitation (i) Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which Ciba or such Seller is a party or its properties or assets are bound, (ii) all Consents pursuant to the Company's financing documents, including without limitation, all indentures and credit agreements of the Company, and (iii) all United States and foreign governmental and regulatory rulings and approvals).

          4.4. FIRPTA Certificate. Prior to the Closing, the Sellers shall cause to be delivered to the Purchasers the certificate described in Treas. Reg. Section 1.1445-2(c)(3), duly executed and acknowledged, certifying that the stock being sold is not a United States real property interest under Section 897 of the Internal Revenue Code of 1986, as amended.

          4.5. Indenture. Prior to or simultaneously with the Closing, Ciba shall execute and deliver the Consent and Termination Agreement and shall consent in writing to the amendment to the Indenture in the manner provided in Section 3.02 of the Consent and Termination Agreement.


                                 ARTICLE V

                                 CONDITIONS

          5.1. Conditions to Obligations of the Purchasers, Ciba and the Sellers. The respective obligations of the Purchasers, Ciba and the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions contemplated hereby;

          (b) Any waiting period (and any extension thereof) under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or been terminated;

          (c) The German Federal Cartel Office shall have approved the transactions contemplated hereby; and

          (d) The Company and/or the Investors shall have made any other material foreign governmental and regulatory filings, given all material notices and obtained any material approvals that the Company and the Purchasers reasonably agree are required in connection with the consummation of the transactions contemplated by this Agreement, the Governance Agreement, the Registration Rights Agreement and the Hexcel Agreement.

          5.2. Conditions to Obligations of the Purchasers. The obligations of each Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of Ciba and the Sellers contained in this Agreement shall be true and correct in all material respects when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date);

          (b) Each of Ciba and the Sellers shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing;

          (c) Each of Ciba and the Sellers shall have delivered to each Purchaser an officer's certificate certifying as to Ciba and such Seller's compliance with the conditions set forth in clauses (a) and (b) of this
Section 5.2;

          (d) The transactions contemplated by the Hexcel Agreement shall be consummated simultaneously with the transactions contemplated hereby and the Purchasers and the Company shall have executed and delivered the governance agreement in the form of Exhibit B hereto (the "Governance Agreement"), the registration rights agreement in the form of Exhibit C hereto (the "Registration Rights Agreement"), and all other agreements, documents and instruments required to be delivered in connection therewith;

          (e) Each Purchaser and Ciba shall have executed and delivered a Pledge Agreement in the form of Exhibit D hereto (the "Pledge Agreement");

          (f) Such Purchaser shall have received the opinions substantially in the form set forth on Exhibit E from either Cravath, Swaine & Moore, John J . McGraw, Esq. or Switzerland counsel for Ciba and the Sellers;

          (g) (i) The Majority Lenders (as defined in the Credit Agreement) shall have executed an agreement, in form and substance satisfactory to the Purchasers, consenting to the transactions contemplated hereby and (ii) the agreements, each dated as of the date hereof, from the Company's employees set forth on Exhibit F hereto shall be in full force and effect as of the Closing;

          (i) Mr. John J. Lee's employment agreement attached hereto as Exhibit G and all other agreements contemplated thereby shall be in full force and effect as of the Closing;

          (j) The Consent and Termination Agreement in the form attached as Exhibit H (the "Consent and Termination Agreement") shall have been executed and delivered by Ciba and the Company and the Indenture shall have been amended in the manner set forth in Section 3.02 of the Consent and Termination Agreement; and

          (k) Neither the Company nor any of its subsidiaries shall have suffered any change, event, or development or series of changes, events or developments which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

          5.3. Conditions to Obligations of Ciba and the Sellers. The obligations of Ciba and the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date);

          (b) The Purchasers shall have performed, satisfied and complied with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing Date;

          (c) The Purchasers shall have delivered to each of Ciba and the Sellers an officer's certificate certifying as to the Purchasers' compliance with the conditions set forth in clauses (a) and (b) of this
Section 5.3;

          (d) The Purchasers shall have executed and delivered the Pledge Agreement and the Purchasers shall have delivered to Ciba, as collateral agent, the Shares to be held as collateral security thereunder; and

          (e) Ciba and the Sellers shall have received an opinion from Fried, Frank, Harris, Shriver & Jacobson substantially in the form of
Exhibit I hereto.


                                 ARTICLE VI

                                TERMINATION

          6.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

          (i) by mutual written agreement of (x) Ciba and the Sellers and
(y) the Purchasers;

          (ii) by (x) the Purchasers or (y) Ciba and the Sellers, if the Closing shall not have occurred by the latest of (A) November 9, 2000, (B) November 27, 2000, if the condition set forth in Section 5.2(g)(i) shall not have been satisfied on or prior to November 9, 2000, (C) two business days after the satisfaction of the conditions set forth in Sections 5.1(b), 5.1(c) and 5.1(d) hereof (the latest of such dates, the "Drop Dead Date") (provided that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); provided, however, that notwithstanding the foregoing, if the Company, by a vote of the Independent Directors terminates the Hexcel Agreement pursuant to Section
6.1 thereof in connection with the execution of a definitive agreement relating to an Acquisition Proposal, the Drop Dead Date shall be automatically extended to the earlier of (1) the business day following the consummation of the transactions contemplated by the Acquisition Proposal and (2) the date that is 21 business days following the date such Acquisition Proposal is abandoned or terminated; provided, however that the Drop Dead Date shall not, in any case, be extended past the date that is 21 business days following the first anniversary of the date hereof; or

          (iii) by (x) the Purchasers or (y) Ciba and the Sellers, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

          (b) The date of any termination of this Agreement pursuant to
Section 6.1(a) is referred to herein as the "Termination Date".

          6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1(a), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) except as set forth in this
Section 6.2, provided that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement and provided further that this Section 6.2 and Sections 7.1, 7.2, 7.3, 8.3, 8.12, 8.13 and 8.14 shall survive termination of this Agreement and Section
8.2 shall survive termination of this Agreement to the extent provided therein.


                                ARTICLE VII

                              INDEMNIFICATION

          7.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any of the other Transaction Documents shall survive the Closing and the delivery of the Transaction Documents. In the case of the representations and warranties made by Ciba, any Seller or any Purchaser in this Agreement or in any of the other Transaction Documents, such representations and warranties are being made severally and not jointly by Ciba and the Sellers or by the Purchasers, as the case may be. The covenants and agreements of the parties hereto contained in this Agreement or in any of the other Transaction Documents shall survive the Closing until performed in accordance with their terms.

          7.2. Indemnification. (a) Ciba and the Sellers jointly and severally shall indemnify, defend and hold harmless the Purchasers, their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each a "Purchaser Indemnified Person") from and against (I) all Losses incurred or suffered by a Purchaser Indemnified Person arising from (i) the breach of any of the representations or warranties made by Ciba or the Sellers in this Agreement or any other Transaction Document or (ii) the breach of any covenant or agreement made by Ciba or the Sellers in this Agreement or any other Transaction Document and (II) one-third of all Losses in respect of which an Investor Indemnified Person would be entitled to indemnification under the Hexcel Agreement pursuant to Section 7.2(a)(i) thereof after giving effect to the limitations on such indemnification contained in the Hexcel Agreement other than the limitation set forth in Section 7.2(c) thereof that limits the Company's liability thereunder to one-third of all Losses incurred by the Investor Indemnified Person; provided, that, the maximum amount recoverable under this Section 7.2(a)(II) shall be $10,000,000.

          (b) Each Purchaser, severally and not jointly, shall indemnify, defend and hold harmless Ciba and the Sellers, their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each a "Sellers Indemnified Person") from and against all Losses incurred or suffered by a Sellers Indemnified Person arising from (i) the breach of any of the representations or warranties made by such Purchaser in this Agreement or any other Transaction Document or (ii) the breach of any covenant or agreement made by such Purchaser in this Agreement or any other Transaction Document.

          7.3. Procedure for Indemnification. (a) If a Purchaser Indemnified Party or a Sellers Indemnified Person (such Person being referred to as the "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any action (a "Claim") with respect to which the other party (the "Indemnifying Party") may be obligated to provide indemnification, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 7.3 shall not relieve the applicable Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice; provided, further, that the applicable Indemnifying Party shall have no obligations under this Article VII unless such written notice is received by the Indemnifying Party within the survival periods set forth in Section
7.1. Such notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by or is claimed against such Indemnitee. Such notice shall be a condition precedent to any liability of any Indemnifying Party for any Claim under the provisions for indemnification contained in this Agreement.

          (b) An Indemnifying Party may elect to compromise, settle or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Claim; provided, however, that the Indemnifying Party shall not compromise, settle or defend a Claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld). If an Indemnifying Party elects to compromise, settle or defend a Claim, it shall, within 30 days of the receipt of notice from an Indemnitee pursuant to Section 7.3(a) (or sooner, if the nature of such Claim so requires), notify the applicable Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the compromise or settlement of, or defense against, such Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article VII for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof (except expenses approved in advance by the Indemnitee); provided, that such Indemnitee shall have the right to employ one separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee if the defendants in any such claim included both the Indemnifying Party and the Indemnitee and, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to compromise, settle or defend against a Claim, or fails to notify an Indemnitee of its election as provided in this Section 7.3 within 30 days of notice from the Indemnitee pursuant to Section 7.3(a), such Indemnitee may compromise, settle or defend such Claim.

          (c) If an Indemnifying Party chooses to defend any claim, the applicable Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control that are necessary or appropriate for such defense.

          (d) If the amount of any Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the applicable Indemnitee to the applicable Indemnifying Party.

          (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.


                                ARTICLE VIII

                               MISCELLANEOUS

          8.1. Defined Terms; Interpretations. The following terms, as used herein, shall have the following meanings:

          "Acquisition Proposal" shall have the meaning ascribed to such term in the Hexcel Agreement.

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          "Aggregate Consideration Per Share" shall have the meaning ascribed thereto in Section 8.2(b)(i).

          "Agreement" shall have the meaning ascribed thereto in the preamble.

          "Alternative Transaction" shall have the meaning ascribed thereto in Section 8.2(b)(ii).

          "Beneficially Owning" shall have the meaning ascribed thereto in the Governance Agreement.

          "Ciba" shall have the meaning ascribed thereto in the recitals.

          "Claim" shall have the meaning ascribed thereto in Section 7.3.

          "Closing" shall have the meaning ascribed thereto in Section
1.2(a).

          "Closing Date" shall have the meaning ascribed thereto in Section 1.2(a).

          "Common Stock" shall have the meaning ascribed thereto in the recitals.

          "Company" shall have the meaning ascribed thereto in the recitals.

          "Consent and Termination Agreement" shall have the meaning ascribed thereto in Section 5.2(j).

          "Consents" shall have the meaning ascribed thereto in Section
4.3.

          "Credit Agreement" shall mean the Second Amended and Restated Credit Agreement, dated as of September 15, 1998, among the Company, certain of its subsidiaries, the Lenders parties thereto, Citibank N.A. and Credit Suisse First Boston.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Drop Dead Date" shall have the meaning ascribed thereto in
Section 6.1(a)(ii).

          "Encumbrances" shall have the meaning ascribed thereto in Section
2.1.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

          "Fair Market Value" shall have the meaning ascribed thereto in
Section 8.2(b)(iii).

          "Governance Agreement" shall have the meaning ascribed thereto in
Section 5.2(d).

          "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "Hexcel Agreement" shall mean the agreement, dated as of the date hereof, among each of the Purchasers and the Company, attached as Exhibit J hereto.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indemnifying Party" shall have the meaning ascribed thereto in
Section 7.3.

          "Indemnitee" shall have the meaning ascribed thereto in Section
7.3.

          "Indenture" shall have the meaning ascribed thereto in the Consent and Termination Agreement.

          "Independent Directors" shall have the meaning ascribed thereto in the Hexcel Agreement.

          "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

          "Investor Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(a) of the Hexcel Agreement.

          "Laws" shall include all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

          "Litigation" shall have the meaning ascribed thereto in Section
8.13.

          "Losses" shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages, charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

          "Material Adverse Effect" shall mean a material adverse effect on the properties, business, operations, results of operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole; provided, however, that changes relating to United States or foreign economies in general or the Company's and its subsidiaries' industries in general and not specifically relating to the Company or its subsidiaries shall not constitute a Material Adverse Effect for purposes of this Agreement.

          "Notes" shall have the meaning ascribed thereto in Section 1.1.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Pledge Agreement" shall have the meaning ascribed thereto in
Section 5.2(e).

          "Purchase Price" shall have the meaning ascribed thereto in
Section 1.1.

          "Purchasers" shall have the meaning ascribed thereto in the preamble.

          "Purchaser Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(a).

          "Registration Rights Agreement" shall have the meaning ascribed thereto in Section 5.2(d).


          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Sellers" shall have the meaning ascribed thereto in the preamble.

          "Sellers Indemnified Person" shall have the meaning ascribed thereto in Section 7.2(b).

          "Shares" shall have the meaning ascribed thereto in the recitals.

          "Step-Down Date" shall have the meaning ascribed thereto in
Section 8.2(a).

          "Termination Date" shall have the meaning ascribed thereto in
Section 6.1(b).

          "Third Party Purchaser" shall have the meaning ascribed thereto in Section 8.2(b)(iv).

          "Transaction Documents" shall mean this Agreement, the Notes, the Pledge Agreement and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or such other documents or the transactions contemplated hereby or thereby.

          8.2. Fees and Expenses. (a) Except as provided in this Section 8.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expense. At the Closing, Ciba and the Sellers shall reimburse the Purchasers for their reasonable costs and expenses (including the fees and expenses of its counsel) incurred in connection with this Agreement and the transactions contemplated hereby, in an amount not to exceed $500,000. In addition, if the transactions contemplated by this Agreement are not consummated by reason of the failure of Ciba or any Seller to perform its obligations hereunder, then (i) on the Termination Date, Ciba and the Sellers shall pay to the Purchasers an amount in cash equal to the Purchasers' reasonable costs and expenses (including the fees and expenses of its counsel) incurred in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $1,000,000 in the aggregate and (ii) (A) if any Alternative Transaction is consummated on or prior to March 1, 2001 (the "Step-Down Date") or thereafter pursuant to a definitive agreement executed on or prior to the Step-Down Date, Ciba and the Sellers shall pay the Purchasers an amount in cash equal to the product of (x) the number of Shares sold, transferred or otherwise disposed of in such Alternative Transaction, multiplied by (y) 25% of the Aggregate Consideration Per Share in excess of $11.00, or (B) if any Alternative Transaction is consummated after the Step-Down Date and on or prior to June 1, 2001 (in a transaction to which clause (A) does not apply), or thereafter pursuant to a definitive agreement executed after the Step-Down Date and on or prior to June 1, 2001, Ciba and the Sellers shall pay the Purchasers an amount in cash equal to the product of (x) the number of shares sold, transferred or otherwise disposed of in such Alternative Transaction, multiplied by (y) 10% of the Aggregate Consideration Per Share in excess of $11.00. Any amounts payable by Ciba and the Sellers to the Purchasers pursuant to clause (ii) above shall be paid to the Purchasers no later than the first business day after the closing of each Alternative Transaction to which such clause (ii) applies; provided, however, that in no event shall any amounts be paid pursuant to clause (ii) above if any Alternative Transaction to which clause (ii) applies does not close.

          (b) Notwithstanding anything to the contrary contained herein, if
(i) the Hexcel Agreement is terminated by the Company by a vote of the Independent Directors pursuant to Section 6.1 thereof upon execution of a definitive agreement with respect to an Acquisition Proposal, and (ii) the transactions contemplated by such Acquisition Proposal are consummated on or prior to the date that is 21 business days following the first anniversary of the date hereof without the Closing hereunder having occurred, then Ciba and the Sellers shall pay the Purchasers no later than the first business day after the closing of such transactions, an amount in cash equal to the product of (i) the lesser of (A) the number of Shares sold, transferred or otherwise disposed of in such Acquisition Proposal and
(B) the number of Shares being purchased by the Purchasers hereunder, multiplied by (ii) 100% of the Aggregate Consideration Per Share in excess of $11.00.

          (c) For purposes of this Section 8.2:

          (i) "Aggregate Consideration Per Share" shall mean the amount per Share payable to any Seller and/or any of its Affiliates pursuant to any Alternative Transaction or Acquisition Proposal. The amount per Share payable with respect to any Alternative Transaction or Acquisition Proposal shall be determined by dividing (A) the sum of
     (x) all cash amounts payable to any Seller and/or any of its Affiliates and (y) the Fair Market Value of all securities, property or other consideration payable to any Seller and/or any of its Affiliates, in each case pursuant to such Alternative Transaction or Acquisition Proposal by (B) the number of Shares sold, transferred or otherwise disposed of pursuant to such Alternative Transaction or Acquisition Proposal.

          (ii) "Alternative Transaction" shall mean any sale, transfer or other disposition of all or any portion of the Shares by any Seller and/or any of its Affiliates to a Third Party Purchaser.

          (iii) "Fair Market Value" shall mean (a) with respect to securities (i) listed for trading on a national securities exchange or admitted for trading on a national market system, either (x) the closing price quoted on the principal securities exchange on which such securities are listed for trading or (y) if not so listed, the average of the closing bid and asked prices for such securities quoted on the national market system on which such securities are admitted for trading, each as published in the Eastern Edition of The Wall Street Journal, in each case for the ten (10) trading days prior to the date such securities are delivered to Ciba or the Sellers or (ii) not listed for trading on a national securities exchange or admitted for trading on a national market system, the fair market value of such securities as determined in good faith from time to time according to the mutual agreement of the Purchasers, Ciba and the Sellers; provided, however, in the event that Ciba, the Purchasers and the Sellers are unable to reach an agreement as to the fair market value of such securities, the fair market value of such securities will be determined by a neutral third party mutually agreed upon by the Purchasers, Ciba and the Sellers, with such determination by the neutral third party being binding on the Purchasers, Ciba and the Sellers and not subject to any recourse or appeal or (b) with respect to any other property, the fair market value of such property as determined in good faith from time to time according to the mutual agreement of the Purchasers, Ciba and the Sellers; provided, however, in the event that the Purchasers, Ciba and the Sellers are unable to reach an agreement as to the fair market value of such property, the fair market value of such property will be determined by a neutral third party mutually agreed upon by the Purchasers, Ciba and the Sellers, with such determination by the neutral third party being binding on the Purchasers, Ciba and the Sellers and not subject to any recourse or appeal.

          (iv) "Third Party Purchaser" shall mean any Person other than Ciba, any Seller or any Affiliates of Ciba or any Seller.

          8.3. Public Announcements. The Purchasers, Ciba and the Sellers shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release, make any such public statement or make any filings required by Law without the prior consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, make such public statement or make such required filing as may upon the advice of counsel be required by Law or any exchange on which Ciba or the Sellers' securities are listed and, to the extent time permits, it has used all reasonable efforts to consult with the other party prior thereto.

          8.4. Further Assurances. At any time or from time to time after the Closing, Ciba and the Sellers, on the one hand, and the Purchasers, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

          8.5. Successors and Assigns. This Agreement shall bind and inure to the benefit of Ciba, the Sellers and the Purchasers and the respective successors, permitted assigns, heirs and personal representatives of Ciba, the Sellers and the Purchasers, provided that prior to the Closing none of Ciba or the Sellers may assign its rights or obligations under this Agreement to any Person without the prior written consent of the Purchasers, and provided further that the Purchasers may not assign their rights or obligations under this Agreement to any Person (other than an Affiliate of such Purchaser) without the prior written consent of Ciba and the Sellers. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchasers' benefit as Purchasers or holders of the Shares are also for the benefit of, and enforceable by, any Affiliates of the Purchasers who hold such Shares and received such Shares in accordance with the terms of this Agreement.

          8.6. Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto, including, without limitation, the Letter Agreement, dated September 1, 2000, between GS Capital Partners 2000, L.P. and Ciba Specialty Chemicals Holding Inc. and Ciba Specialty Chemicals Corporation, as amended prior to the date hereof.

          8.7. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

          (i)   if to Ciba and the Sellers, to each of the following addresses:

                Ciba Specialty Chemicals Holding Inc.
                Klybeckstrasse 141
                CH - 4002, Basel
                Switzerland
                Telecopy No.:  41-61-636-4728
                Attention:     Oliver Strub, Esq.

                Ciba Specialty Chemicals Inc.
                Klybeckstrasse 141
                CH - 4002, Basel
                Switzerland
                Telecopy No.:  41-61-636-4728
                Attention:     Oliver Strub, Esq.

                Ciba Specialty Chemicals Corporation
                P.O. Box 2005
                560 White Plains Road
                Tarrytown, New York 10591
                Telecopy No.:  (914) 785-3622
                Attention:     Mr. Stanley Sherman
                                John J. McGraw, Esq.

                with a copy to (which shall not constitute notice):

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, New York 10019-7475
                Telecopy No.:  (212) 859-4000
                Attention:  Philip A. Gelston, Esq.


          (ii)  if to the Purchasers, to:

                c/o Goldman Sachs Capital Partners 2000, L.P.
                85 Broad Street
                New York, New York 10004
                Telecopy No.:  (212) 357-5505
                Attention:  Mr. Sanjeev Mehra

                with a copy to:

                Fried, Frank, Harris, Shriver & Jacobson
                One New York Plaza
                New York, New York 10004
                Telecopy No.:  (212) 859-8587
                Attention:    Robert C. Schwenkel, Esq.

          All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

          8.8. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by Ciba, the Sellers and the Purchasers. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          8.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          8.10. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          8.11. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

          8.13. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any claim, action, suit, investigation or proceeding ("Litigation") arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          8.14. WAIVER OF JURY TRIAL. CIBA, THE SELLERS AND THE PURCHASERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

          8.15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.


LXH, L.L.C.

By: GS Capital Partners 2000, L.P.,
    its managing member

By: GS Advisors 2000, L.L.C.,
    its general partner

By: /s/ Katherine L. Nissenbaum
    ------------------------------
    Name:  Katherine L. Nissenbaum
    Title: Vice President


LXH II, L.L.C.

By: GS Capital Partners 2000, L.P.,
    its managing member

By: GS Advisors 2000, L.L.C.,
    its general partner

By: /s/ Katherine L. Nissenbaum
    ------------------------------
    Name:  Katherine L. Nissenbaum
    Title: Vice President

CIBA SPECIALTY CHEMICALS HOLDING INC.


By:/s/ Hans-Ulrich Muller
   ----------------------------
   Name:  Hans-Ulrich Muller
   Title: General Counsel

By:/s/ Peter Sidler
   ----------------------------
   Name:  Peter Sidler
   Title: Senior Tax and Corporate Counsel



CIBA SPECIALTY CHEMICALS INC.


By:/s/ Hans-Ulrich Muller
   ----------------------------
   Name:  Hans-Ulrich Muller
   Title: General Counsel

By:/s/ Peter Sidler
   ----------------------------
   Name:  Peter Sidler
   Title: Senior Tax and Corporate Counsel



CIBA SPECIALTY CHEMICALS CORPORATION


By:/s/ Stanley Sherman
   ----------------------------
   Name:  Stanley Sherman
   Title: President and Chief Executive Officer

                                SCHEDULE 1.1

                    SHARE AND PURCHASE PRICE ALLOCATION

PURCHASER       SHARES PURCHASED          CASH              PROMISSORY NOTES
---------       ----------------          ----              ----------------
LXH, L.L.C.     8,272,312                 $70,314,652       $20,680,780
LXH II, L.L.C.  6,252,688                 $53,147,848       $15,631,720